Exhibit 5.1

Akerman Senterfitt
One Southeast Third Avenue
25th Floor Miami, Florida 33131 Tel: 305.374.5600 Fax: 305.374.5095

June 2, 2011
The GEO Group, Inc.
One Park Place, Suite 700
621 Northwest 53rd Street
Boca Raton, Florida 33487
Re: Form S-4 Shelf Registration Statement of The Geo Group, Inc.
Ladies and Gentlemen:
          We have acted as counsel to The Geo Group, Inc., a Florida corporation (the “Company”) in connection with that certain registration statement on Form S-4, File No. 333-173462 (the “Registration Statement”) filed by Company and certain subsidiaries of the Company under the Securities Act of 1933, as amended (the “Act”) relating to the issuance of the Company’s 6 5/8% Senior Notes due 2021 (the “Exchange Notes”) and the full and unconditional guarantees as to the payment of principal and interest on the Exchange Notes (the “Exchange Note Guarantees”) by each of the other entities listed in the Registration Statement as Subsidiary Guarantors (the “Subsidiary Guarantors”). Pursuant to the prospectus forming a part of the Registration Statement (the “Prospectus”), the Company is offering to exchange in the exchange offer (the “Exchange Offer”) up to $300,000,000 aggregate principal amount of Exchange Notes for a like amount of its outstanding 6 5/8% Senior Notes due 2021 issued on February 10, 2011 (the “Old Notes”), which have not been registered under the Act, and to exchange the Exchange Note Guarantees for the full and unconditional guarantees as to the payment of principal and interest on the Old Notes by the Guarantors. The Exchange Notes and the Exchange Note Guarantees will be registered under the Act as set forth in the Registration Statement and will be issued upon consummation of the Exchange Offer pursuant to an Indenture, dated as of February 10, 2011 (the “Indenture”), among the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”).
          This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly so stated.
          In connection with issuing this opinion letter, we have reviewed originals or copies of the following documents:
(1)	the Registration Statement and the Prospectus;

(2)	the Indenture, including the form of the Exchange Note Guarantees (collectively the “Indenture”);
akerman.com
BOCA RATON   DALLAS  DENVER   FORT LAUDERDALE  JACKSONVILLE   LAS VEGAS  LOS ANGELES MADISON   MIAMI  NAPLES
NEW YORK  ORLANDO   PALM BEACH  TALLAHASSEE     TAMPA TYSONS CORNER   WASHINGTON, D.C.   WEST PALM BEACH

(3)	a specimen of the Exchange Notes (the “Specimen,” and collectively with the Indenture, the “Opinion Documents”);

(4)	the Articles of Incorporation and By-Laws of the Company, as presently in effect; and

(5)	certain resolutions adopted by the board of directors of the Company relating to the Exchange Offer, the Registration Statement and related matters.
          We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Subsidiary Guarantors and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and the Subsidiary Guarantors and others, and such other documents, certificates and records as we have deemed necessary or appropriate to form the basis for the opinions set forth herein. Further, with your consent, we have relied upon, and assumed the accuracy of, the factual statements contained in the Opinion Documents and the Registration Statement.
          In rendering the opinions set forth herein, we have relied, without investigation, on each of the following assumptions: (a) the legal capacity of each natural person to take all actions required of each such person in connection with the Exchange Offer; (b) the genuineness of each signature, the completeness of each document submitted to us, the authenticity of each document reviewed by us as an original, the conformity to the original of each document reviewed by us as a copy and the authenticity of the original of each document received by us as a copy; (c) the legal existence of each party to the Opinion Documents (other than the Company); (d) the entity power of each party to the Opinion Documents (other than the Company) to execute, deliver and perform the Opinion Documents and to do each other act done or to be done by such party; (e) the authorization, execution and delivery by each party (other than the Company) of each document executed and delivered or to be executed and delivered in connection with the Opinion Documents by such party; (f) that each of the Opinion Documents are or will be a legal, valid and binding obligation of each party other than the Company and the Subsidiary Guarantors, enforceable against each such party in accordance with its terms; (g) the execution, delivery and performance by each of the parties to the Opinion Documents does not: (i) contravene each such parties respective certificate or articles of incorporation, limited liability company agreement, bylaws or other organizational action, (ii) violate any law, rule or regulation applicable to it, or (iii) result in any conflict with, or breach any agreement or document binding upon it; (h) no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by any of the Company or the Subsidiary Guarantors of any Opinion Document to which it is a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect; and (i) as to matters of fact, the truthfulness of the factual statements made in the Opinion Documents and the Registration Statement and in the certificates of public officials and officers of the Company and the Subsidiary Guarantors.
          When used in this opinion letter, the term “Applicable Laws” means the New York, Florida and federal laws, rules and regulations that a New York or Florida counsel exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Subsidiary Guarantors or the Opinion Documents; provided, however, that Applicable Laws does not include any law, rule or regulation that is applicable to the Company, the Subsidiary Guarantors or the Opinion Documents solely because such law, rules or regulation is part of a regulatory regime applicable to any party to any Opinion Documents or any of its affiliates due to the specific assets or business of such party or affiliate.

          Based upon and subject to the foregoing, and subject to the qualifications set forth below, it is our opinion that:
1.	the Company is a Florida corporation that is validly existing and in good standing under Florida law;

2.	the Company has the corporate power to execute and deliver the Opinion Documents to which it is a party and to perform its respective obligations thereunder;

3.	the Company has authorized the execution, delivery and performance of the Opinion Documents to which it is a party by all necessary corporate action;

4.	the Indenture has been executed and delivered by the Company;

5.	the Indenture is a legal, valid and binding obligation of the Company and each of the Subsidiary Guarantors, enforceable against each such party in accordance with its terms;

6.	the Exchange Notes have been duly authorized, and when the Exchange Notes have been duly executed and delivered by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and, if and when issued upon consummation of the Exchange Offer as set forth in the Registration Statement, the Exchange Notes will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefit of the Indenture; and

7.	when the Exchange Note Guarantees have been duly executed and delivered by the Subsidiary Guarantors upon consummation of the Exchange Offer as set forth in the Registration Statement, each Exchange Note Guaranty will be the legal, valid and binding obligation of the Subsidiary Guarantor which issued such Exchange Note Guarantee, enforceable against such Subsidiary Guarantor in accordance with its terms.
          Each of our opinions set forth above are subject to the following qualifications: (i) our opinions are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and transfer, or similar laws affecting the rights of creditors’ generally; (ii) our opinions are subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and regardless of whether such enforceability is considered in a proceeding at law or in equity; and (iii) our opinions are limited to Applicable Law (and we do not express any opinion herein concerning any other laws).
          This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.
          This opinion letter is furnished to you solely for your benefit in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this opinion letter may be quoted, circulated or referred to in any other document without our prior written consent.

          We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission in connection with the filing of the Registration Statement referred to above. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission issued thereunder.
Very truly yours,
AKERMAN SENTERFITT

/s/ Akerman Senterfitt

4